 Exhibit 10.15A
CONTRACT NO. ______________

AGREEMENT FOR URINALYSIS
EQUIPMENT, RELATED SUPPLIES,
AND SERVICE

Between

BROADLANE, INC.

and

DIASYS CORPORATION

DATED: APRIL 12002

                      This Agreement for Urinalysis Equipment, Related Supplies, and Service (the "Agreement"), effective as of April 1, 2002 (the "Effective Date"), is between Broadlane, Inc., a Delaware corporation with offices at 13727 Noel Road, Suite 1400, Dallas, Texas 75240 ("Broadlane"), and DiaSys Corporation, a Delaware corporation with offices at 81 West Main Street, Waterbury, CT 06702-2115 ("Supplier").

                      Broadlane operates a group-purchasing program through which Broadlane negotiates contracts for certain Products on behalf of health care providers (including hospitals, physician offices, nursing homes, ambulatory surgery centers, home care agencies, diagnostic imaging centers, long-term care facilities, etc.) that designate Broadlane as their group-purchasing agent (the "Members"). Member also includes a parent corporation of a health care provider or third party agent that enters into an agreement with Broadlane designating Broadlane as the purchasing agent of the health care provider.

                      Supplier is a vendor of the products and services listed on Exhibit A (the "Products") and desires to enter into this Agreement to allow the Members to purchase the Products.

                       Supplier also desires to access the private electronic marketplace created and maintained by Broadlane (the "Broadlane Exchange") so that Supplier can sell products, equipment and services to Member (including, but not limited to, the Products) through an Internet site, an integrated ERP, or other electronic means.

                      In consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the adequacy and receipt of which are acknowledged, Broadlane and Supplier agree that Supplier shall provide Products to Members under the following terms and conditions:

SECTION 1

TERM OF AGREEMENT

                      This Agreement remains in effect for a period of five years, commencing on the Effective Date and expiring on March 31, 2007 (the "Term"), unless terminated earlier as provided in this Agreement.

SECTION 2

PARTICIPATION

2.1                 Qualification for Participation. Members (including entities that become Members after the Effective Date) may purchase Products pursuant to the terms of this Agreement. Any Member that withdraws or is terminated from Broadlane membership may not purchase Products pursuant to the terms of this Agreement.

2.2                 List of Broadlane Members. Broadlane shall provide Supplier with a list of Members (in electronic format) as of the Effective Date, and shall provide regular updates.

2.3                Termination of Existing Contracts. Any Member that wishes to purchase Products under this Agreement may, at its option and without any penalty or cost, terminate any existing contract or other arrangement with Supplier for the same Products. Supplier shall not directly or indirectly contract with any Member for Products.

2.4                 Responsibility and Liability. Each Member is liable directly to Supplier for all payments and any other obligations with respect to Products. Supplier is solely responsible for invoicing Members for Products. Except as set forth in this Agreement, Broadlane has no liability, responsibility, or performance obligations to Supplier relating to any Products.

SECTION 3

ELECTRONIC COMMERCE

3.1                 Execution of Broadlane Exchange Supplier Agreement. Unless Supplier has an existing Broadlane Exchange Supplier Agreement ("BESA"), Supplier shall execute a BESA in a form mutually agreeable to Supplier and Broadlane within 60 days of the date that Broadlane notifies Supplier of its intention to integrate Supplier to the Broadlane Exchange. The BESA will require Supplier to pay to Broadlane a service fee equal to 1% of the price of all of Supplier's equipment, products, and services purchased through Broadlane's Internet site, through ERP systems of entities that use the Broadlane Exchange, or through any other electronic means. The BESA applies to all purchases from Supplier by entities that sue the Broadlane Exchange, whether or not they are purchases of Products.

3.2                 Use of Broadlane Exchange. Upon the execution of the BESA, Supplier shall use the Broadlane Exchange as one of its e-commerce solutions. Supplier shall permit Broadlane to integrate Supplier's order fulfillment system into the Broadlane Exchange so that transaction sets may be electronically transmitted to and from Supplier through the Broadlane Exchange.

3.3                 Allocation of Costs. Broadlane is solely responsible for the costs of integration, including the labor costs associated with any third party consultants retained by Broadlane. Supplier is solely responsible for the costs of any and all services, hardware, and software required for Supplier's order fulfillment system applications to interface properly with the Broadlane Exchange. Supplier is solely responsible for the cost of maintenance, monitoring, and support of all components within Supplier's domain including, but not limited to, Supplier's third party services (VAN or other), hardware, software, order fulfillment system, and customer services.

3.4                 Remedy if Supplier Does Not Execute BESA. If Supplier has not executed the BESA within the timeframe required by Section 3.1 above, Broadlane has the right to cancel this Agreement upon 30 days prior written notice.

SECTION 4 PRICING, ORDERING, AND DELIVERY

4.1                 Pricing and Payment.

                       4.1.1     Firm Pricing. The prices for each of the Products that Supplier will offer for sale to Members under this Agreement are set forth on Exhibit A. Supplier shall not increase these prices during the Term.

                       4.1.2     Pricing and Other Data. Supplier shall provide Broadlane with pricing information in an EDI 832 equivalent format, or in Excel format set forth under Section I of Exhibit B. Broadlane and Supplier shall mutually agree upon the method of transmission of this pricing data. In addition, Supplier shall provide the cross-reference file layout, product attributes file layout, and product categorization file layout information set forth in Sections II, III, and IV of Exhibit B.

                       4.1.3     Pricing on New Products. If Supplier begins to sell a similar product not listed on Exhibit A, Supplier shall notify Broadlane within 30 days of governmental approval or Supplier's release of the product. Broadlane and Supplier shall promptly amend Exhibit A to add the new Product(s) at a mutually agreed upon price.

                       4.1.3     Favorable Pricing. The Prices, terms, and conditions under this Agreement must be equal to or better than those offered to most favored, or similarly situated customer of Supplier, except the federal, state, or local government. If Supplier is not in compliance, Broadlane and Supplier shall amend this Agreement to provide the more favorable terms. 4.2 Distribution. If any Products are purchased through an authorized distributor, all taxes, ordering, and delivery terms are governed by the applicable terms of the Member's agreement with the distributor.

4.3                 Taxes on Direct Purchases. Supplier shall calculate and pay any applicable local and state sales tax or other taxes with respect to the direct purchase of Products. Unless the applicable Member is tax-exempt, these taxes may be billed to the Member if correctly and accurately reflected on the invoice.

4.4                 Ordering and Delivery for Direct Purchases.

                       4.4.1     Purchase Orders. Member may place purchase orders for Products through the Broadlane Exchange, an authorized distributor, by telephone, telecopier, or through electronic order entry directly through Supplier at:

DiaSys Customer Service 81 West Main Street Waterbury, CT 06702-2115 Telephone: 800.360.2003 Fax: 203.755.5083 e-mail: sales@diasys.com

                       There are no minimum order requirements for Products, however order may only be placed in Supplier's standard sale unit of measure.

                       4.4.2     Payment. Payments for Products are due from Members within 30 days of receipt of the invoice, with a 2% additional discount if payment is received within 10 days after receipt of the invoice 92% 10; net 30).

                       4.4.3     Delivery. Products must be delivered to the Member's place of business or any other location specified by Member not more than 30 days after Supplier's receipt of the Member's order for Product, unless a later date is requested by Member. Except as otherwise set forth on Exhibit A, all prices set forth on Exhibit A exclude shipping. Upon Member's written request, Supplier will ship Products "freight collect" to Member using the carrier and billing information provided by Member. The risk of loss of the Products does not pass to the Member until delivery of the Products to Member.

                       Supplier shall use its best efforts to assist any Member in finding alternative acceptable sources for any Product that Supplier cannot deliver according to this guaranteed delivery time.

                       4.4.4     Returns. Members may return Products sold by Supplier in accordance with Supplier's return policy, set forth on Exhibit C. Supplier shall not charge any restocking fee and Supplier shall pay all return shipping costs unless the Member ordered or returned the Product in error.

SECTION 5

ADMINISTRATIVE FEES

5.1                  Calculation of Administrative Fees. On a monthly basis, Supplier shall pay Broadlane a fee (the "Administrative Fee") equal to 3% of the aggregate amount paid by all Members for all Products purchased during the prior calendar month, less any credits and returns. Supplier shall pay the Administrative Fee no later than 30 days after the end of each applicable calendar month.

5.2                 Monthly Reporting. Accompanying the Administrative Fee payment, Supplier shall provide Broadlane with monthly reports of all Products purchased by each Member. Each report must include: (i) the start and end dates of the reporting period; (ii) each Member's name, address and HIN or DEA number or both (as provided on a Broadlane Member list); (iii) sales volume per contract (subtotaled by Member) for the reporting period; and (iv) the Administrative Fees earned by Broadlane during the month (subtotaled by Member). All monthly reporting documentation must be provided in the electronic format as detailed in Exhibit D.

SECTION 6

TERMINATION

6.1                  Termination for Breach or Ineligibility. In the event of a material breach of this Agreement (including any failure to pay Administrative Fees), the non-breaching party shall notify the breaching party in writing of the specific breach and shall request that it be cured. If the breaching party does not cure the breach within 30 days of the notice, the non-breaching party may terminate this Agreement by sending written notice to the breaching party. Broadlane may immediately terminate this Agreement if Supplier or any of Supplier's key personnel is convicted of an offense related to health care or listed by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation.

6.2                 Effect of Termination. The termination of the Agreement by either party does not excuse either party from performing any duty or obligation assumed under the Agreement before termination, nor does termination have the effect of waiving any right either party may have to obtain performance or preclude the non-breaching party from pursuing any and all remedies available to it at law or equity.

SECTION 7

MISCELLANEOUS

7.1                  Broadlane's Standard Terms and Conditions. Broadlane's Standard Terms and Conditions are attached as Exhibit E.

7.2                 Product Specific Terms and Conditions. Additional Terms and Conditions related to the specific Products covered by this Agreement are attached as Exhibit F
7.3                  Conditions of Proposal. Any conditions contained in Broadlane's request for proposal for this Agreement not expressly excluded from Supplier's final proposal that was accepted by Broadlane are incorporated into this Agreement by reference.

7.4                  Controlling Terms. In the event of a conflict between this Agreement and any other writing or correspondence between Supplier, Broadlane, and/or any Member, the terms of this Agreement control. In the event of any internal conflict of terms within this Agreement, the term found in the part of this Agreement first listed below controls: The main body of the Agreement; Exhibit E (Broadlane's Standard Terms and Conditions); Exhibit F (Standard Terms and Conditions - Lab & Lab Equipment); Exhibit A (Products and Pricing); Exhibit B (Broadlane Pricing Requirements); Exhibit D (Sales Data Report Format; Exhibit C (Supplier's Return Policy); Exhibit G (Supplier's Product Warranties); any other exhibits provided to Broadlane by Supplier.

7.5                  Entire Agreement. This Agreement may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement, including all exhibits and attachments (all of which are incorporated in this

                       Agreement by reference), constitutes the entire agreement on this subject and supersedes all previous and contemporaneous communications, representations, or agreement regarding the referenced subject matter. This Agreement may not be modified orally, and no modification, amendment, or supplement is binding unless it is in writing and signed by authorized representatives of Broadlane and supplier.

                       The undersigned duly authorized representatives of the parties have executed this Agreement as of the date written below.

Broadlane, Inc.	DiaSys Corporation

By:________________________	By:________________________

Printed Name: Michael Berryhill	Printed Name: Todd M. DeMatteo
Its: President and CEO
Date_______________________	Date_______________________

EXHIBIT A

PRODUCTS AND PRICING

Not including, with this filing.

The material contained in this document, together with an application for Confidential Treatment thereof has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

BROADLANE PRICING REQUIREMENTS

I.	CONTRACT PRICING

A.	REQUIRED FORMAT.	ASCII TAB Delimited file.

B.	REPORTING FREQUENTY.	Supplier to provide initial contact pricing data at least 30 days prior to the effective date and provide updates on a quarterly basis and as needed.

C.	DATA REQUIREMENTS.	TAB-delimited file containing each of the following fields:

Field	Max. Length	Required	Data Type

Supplier_ID*	9	Y	Alpha
Supplier_Contract #	12	N	Alpha
Broadlane_Contract #	12	Y	Alpha
Contract_Effective_Date	10	Y	MM/DD/CCYY
Supplier_Catalog #	30	N	Alpha
Product_Description	90	Y	Alpha
Manufacturer_ID*	30	Y	Alpha
Manufacturer_Name	50	7 Y	Alpha
Manufacturer_Catalog #	30	Y	Alpha
UPC	30	N	Alpha
UPN	30	N	Alpha
NDC	30	N	Alpha
Product_Effective_Date	10	N	MM/DD/CCYY
Product_Expiration_Date	10	N	MM/DD/CCYY
Unit_of_Measure	2	Y	Alpha
Unit_Price	9.3	Y	Numeric
Price_Description	30	Y	Alpha
Pkg_Unit_of_Measure	2	Y	Alpha
Pkg_Unit_of_Measure	2	Y	Alpha
Pkg_Qty_per_Unit	9	Y	Numberic

* HIN (Health Identification Number) or LIC

D.	FIELD DESCRIPTIONS.

Supplier_ID	A code used to identify Supplier. This identifier is used to establish a link to codes used in Broadlane exchange. HIN (Health Industry Identifier) is preferred.

Supplier_Contract_ID	Supplier's internal code used to identify the agreement in Supplier's system for the product.

Broadlane_Contract_ID	Broadlane contract identifier, assigned by Broadlane, used to identify the Agreement to Members.

Contract_Effective_Date	The Effective Date.

Supplier_Catalog #	The alphanumeric or numeric identifier assigned by Supplier used to identify the Product.

Product_Description	Alphanumeric description for the product.

Manufacturer_ID*	Code used to identify the manufacturer for the specified product. HIN (Health Industry Identifier) is preferred.

Manufacturer_Name	The name of the manufacturer for the Product.

Manufacturer_Catalog #	The alphanumeric or numeric identifier assigned by the manufacturer used to identify the specified product.

UPC	Unit Price Code.

UPN	Universal Product Number for the Product.

NDC	National Drug Code. Product_Effective_Date Effective Date.

Product_Expiration_Date	The expiration date as to which the Product and price is no longer available to Members.

Price_Description	Description for the price stated. Used to identify a specific price tier in a multi-tier contract.

Pkg_Unit_of_Measure	Two-digit unit of measure to identify the packaging contents of the Products unit of measure. For example, a product is available as a case (CA), where it contains four boxes (BX). The box is the Pkg_Unit_of_Measure.

Pkg_Qty_per_Unit	Number of packages in the unit of measure. For example, a product is available as a case (CA), where it contains four boxes (BX). The number four is the Pkg_Qty_per_Unit.

Unit_of_Measure	Two-digit unit of measure for the specified Product.

Unit_Price	Unit price for the specified Product.

II.	CROSS-REFERENCE FILE LAYOUT

A.	REQUIRED FORMAT.	ASCII TAB Delimited file

B.	REPORTING FREQUENCY.	Supplier to provide initial cross-reference data at least 30 days prior to the Effective Date and shall provide updates on a quarterly basis and as needed.

C.	REPORTING DATA.	TAB-delimited file containing the following field:

Field	Max. Length	Required	Data Type

Manufacturer ID*	9	Y	Integer
UPN	30	N	Alpha
NDC (required for drugs)	30	N	Alpha
Manufacturer Name	50	Y	Alpha
Manufacturer's Item #	30	Y	Alpha
Product Description	90	Y	Alpha
Manufacturer ID*	9	Y	Integer
UPN	30	N	Alpha
NDC (required for drugs)	30	N	Alpha
Manufacturer Name	50	Y	Alpha
Manufacturer's Item #	30	Y	Alpha
Product Description	90	Y	Alpha

*HIN # or LIC # Preferred

III.	PRODUCT ATTRIBUTES FILE LAYOUT

A.	REQUIRED FORMAT.	ASCII TAB Delimited file

B.	REPORTING FREQUENCY.	Supplier to provide initial product attribute data at least 30 days prior to the Effective Date and shall provide updates on a quarterly basis and as needed.

C.	REPORTING DATA.	TAB-delimited file containing the following fields:

Field	Max. Length	Required	Data Type

Manufacturer ID*	9	Y	Integer
UPN	30	N	Alpha
NDC (required for drugs)	30	N	Alpha
Manufacturer Name	50	Y	Alpha
Manufacturer's Item #	30	Y	Alpha
Attribute Name	30	Y	Alpha
Attribute Value	256	Y	Alpha

*HIN # or LIC # Preferred

IV.	PRODUCT CATEGORIZATION FILE LAYOUT

A.	REQUIRED FORMAT.	ASCII TAB Delimited file

B.	REPORTING FREQUENCY.	Supplier to provide Product attribute data at least 30 days prior to the Effective Date and shall provide quarterly updates as needed.

C.	REPORTING DATA.	TAB-delimited file containing the following fields:

Field	Max. Length	Required	Data Type

Manufacturer ID*	9	Y	Integer
UPN	30	N	Alpha
NDC (required for drugs)	30	N	Alpha
Manufacturer Name	50	Y	Alpha
Manufacturer's Item #	30	Y	Alpha
Category 1	90	Y	Alpha
Category 2	90	N	Alpha
Category 3	90	N	Alpha
Category 4	90	N	Alpha
Category 5	90	N	Alpha

*HIN # or LIC # Preferred

EXHIBIT C

SUPPLIER'S RETURN POLICY

DiaSys Corporation (Supplier) - Return Merchandise Authorization (RMA) Policy

No Defects: Supplier warrants that at the time of Delivery, Workstations, replacement parts and accessories ("Product:") purchased or otherwise acquired from Supplier shall be free from defects in materials and workmanship and shall conform to Supplier's written, published specifications ("Warranty") for a period of: (a) One (1) year commencing at date of Delivery for purchased Products; or (b) the term of any Cost-Per-Test (CPT) Agreement ("Warranty Period").

Service: Should a Product appear defective in any way, regardless of whether the Product is under Warranty, Customer shall contact Supplier's Customer Service Department by telephone, telefax or E-Mail. Customer Service will promptly provide Customer with prescriptive measures. If such prescriptive measures fail to correct the condition to Customer's satisfaction, Customer Service will issue a Return Merchandise Authorization (RMA) number pursuant to which Customer may send the Product to Supplier for inspection and diagnosis. Customer is instructed to conspicuously mark the RMA number on the outside of the Product's shipping materials and to refer to the RMA number in subsequent communications. Upon issuance of the RMA number, Customer Service will record: (a) the Customer's name, address, telephone number and pint of contact; (b) the symptom or description of defect; and, (c) any corrective actions administered in the field by the Customer or Supplier's representative. Customer Service then sends a copy of the RMA to Finance and Manufacturing for respective recording.

Repair: Manufacturing inspects the product within 72 hours following receipt and thereafter issues a report to Customer Service setting forth the problem and required corrective measures, if any. If the Product is under Warranty, the Supplier will repair or replace such defective Product at no cost to Customer. If the Products is not covered by Warranty, then Customer Service will send a copy of the inspection report to Customer with an estimate of the cost of repair. No work is performed until the Customer approves the estimate. Member shall be entitled to receive a twelve percent (12%) discount on all Out-Of Warranty services and parts.

Limitation: Supplier's Warranty is void if Customer fails to maintain conditions described in Supplier's published specifications or instructions, or if the Product, or any part thereof, has been subject to any unauthorized modification or use, accident, neglect, misuse, use of unauthorized software or media, tampering, or any event other than ordinary and/or authorized use.

EXHIBIT D

SALES DATA REPORT FORMAT

A.	REQUIRED FORMAT.	ASCII Comma Delimited.

B.	ADDRESS FOR PAYMENT.

Broadlane, Inc. Attn: Mehdi Khaleghi 13727 Noel Road, Suite 1400 Dallas, Texas 75240 E-mail: slsrpt@broadlane.com

C.	REPORTING DATA.	Comma-delimited file containing the following fields:

Field	Max. Length	Required	Data Type	Sample Data

Supplier ID	12	Y	Alpha	414620J00 or ABBOTT
Facility ID*	12	Y	Alpha	212840h00
Facility Name	50	Y	Alpha	Memorial Med. Center
Address	35	Y	Alpha	123 Main Street
City	15	Y	Alpha	Dallas
State	2	Y	Alpha	TX
Zip	10	Y	Alpha	75218
Broadlane Contract #	12	Y	Alpha	GA-001
Supplier Contract #	12	N	Alpha	TEN01
Period Begin Date	10	Y	MM/DD/YY	12/01/97
Period End Date	10	Y	MM/DD/YY	02/28/98
Total Sales (dollars)	9.3	Y	Numeric	20000.00
Total Fee	9.3	Y	Numeric	600.00

*HIN (Health Identification Number) or DEA number preferred.

EXHIBIT E

BROADLANE'S STANDARD TERMS AND CONDITIONS

I. DEFINITIONS

Any capitalized terms that are not defined in this exhibit have the meanings set forth in the document into which this exhibit is incorporated (this "Agreement").

II. REGULATORY MATTERS

A. Safe Harbor. Supplier shall comply with the applicable requirements of the "Discoung" safe-harbor to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320 a-7(b), as emended) set forth in 42 C.F.R. 1001.952(h).

B. Federal Program Participation. The Office of Inspector General ("OIG") Special Advisory Bulletin on the Effect of Exclusions on Participation in Federal Health Care Programs clarifies the OIG's sanction authority to impose civil money penalties and deny reimbursement under federal health care programs of any and all products or services if products or services are provided by an excluded entity. (Federal Register, September 30, 1999, Vol. 64, No. 189, pp. 52791-52794.) The OIG Special Advisory Bulletin specifically provides that "items or equipment sold by an excluded manufacturer or supplier used in the treatment of beneficiaries and reimbursed, directly or indirectly, by a federal health care program violate the OIG's exclusion." Supplier represents and warrants that neither it, nor any of its key personnel, have been convicted of an offense related to health care or listed by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation as of the Effective Date and that supplier shall immediately notify Broadlane and Members in writing if any of these events occurs.	C. HIPAA. This Agreement and certain data that may be exchanged under this Agreement may be subject to (i) the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and Supplier may be considered a "business partner" of Broadlane for purposes of HIPAA and the rules and regulations promulgated under HIPAA and (ii) the Confidentiality of Medical Information Act (California Civil Code Sections 56.10 et seq.) (the "Medical Information Act"). The parties shall amend this Agreement, if and as required to comply with HIPAA and the Medical Information Act, including, but not limited to, the provisions relating to written contracts among business partners.

III. AUDIT RIGHTS

A. Broadlane Audit of Supplier. No more than once every 12 months, Supplier shall permit Broadlane or an independent auditor appointed by Broadlane to conduct an audit of Supplier's books and records relating to orders, invoices, sales reports, and discounts, for the sole purpose of determining whether the correct pricing has been extended to Members and the correct Administrative Fees, Service Fees, or other amounts due to Broadlane and the Members have been paid. The audits must be conducted upon reasonable advance notice during the regular business hours at Supplier's principal office and in a manner not to interfere unduly with Supplier's operations. If any audit of Supplier's invoices or other records reveals any variance, from any invoice to any Member, Supplier shall immediately refund any excess payment received from the Member. In addition, with the exception of good faith errors, if any audit reveals any variance from any invoice in excess of 5% of the amount shown on the invoice, or an underpayment of Administrative Fees or

Service Fees by more than 5%, Supplier shall reimburse Broadlane for all costs and expenses incurred in conducting the audit.

B. Statutory Audit Rights for Services.

         1. Supplier shall, upon five days' prior written request, grant to the Secretary of the Department of Health and Human Services (the "Secretary"), the Secretary's duly-authorized representative, the Comptroller General of the United States, or the Comptroller General's duly-authorized representative, right to review any and all books, documents, and records as may be necessary to certify the nature and extent of the costs of the Services in excess of $10,000 per year.

         2. If any of the Services are performed by way of subcontract with another organization, the subcontract must contain and Supplier shall enforce a clause to the same effect as in Section II.B.1 above.

         3. This provision survives the expiration or other termination of this Agreement, regardless of the cause giving rise to the expiration or termination.

IV. CONFIDENTIALITY

A. Protection of Member's Information. Supplier shall not in any manner disclose any information relating to the purchases by Members of Products or purchases made through the Broadlane Exchange, except to the Member or Broadlane, and Broadlane shall not in any manner disclose pricing of Products, except to Members, or to potential Members for the purpose of demonstrating cost savings.

B. Protection of Broadlane Exchange Information. Supplier shall not in any manner disclose any business or technical information relating to the Broadlane Exchange.	C. Agreement Confidential. Neither party to this Agreement may, without the express consent of the other, disclose the terms of this Agreement to any other person or entity other than a Member or as required by law. Neither party may make any public announcement concerning the existence of this Agreement or its terms without the prior written approval of the other party. However, Broadlane is entitled to disclose relevant information to potential Members for the purpose of demonstrating Product availability or cost savings to the potential Member.

D. Survival. The terms of this confidentiality provision survive any termination or expiration of this Agreement.

V. INDEMNIFICATION

A. Indemnification of Members. Supplier shall indemnify, defend, and hold each Member and its affiliates, officers, directors, and agents harmless from and against all damages, claims, or other losses arising from a breach of this Agreement by Supplier or arising from Products. This indemnity must include provision of a defense to any third party claims and the advance of costs related to this defense but does not extend to any portion of the loss due to a Member's negligence or willful misconduct.

B. Indemnification of Broadlane. Supplier shall indemnify, defend, and hold Broadlane and its affiliates, officers, directors, and agents harmless from and against all damages, claims, or other losses arising from a breach of this Agreement by Supplier or arising from Products. This indemnity must include provision of a defense to any third party claims and the advance of costs related to this defense but does not extend to any portion of the loss due to Broadlane's negligence or willful misconduct.

C. Indemnification of Supplier. Broadlane shall indemnify, defend, and hold Supplier and its affiliates,

officers, directors, and agents harmless from and against all damages, claims, or losses caused by Broadlane's breach of any term in this Agreement. This indemnity must include provision of a defense to any third party claims and the advance of costs related to this defense but does not extend to any portion of the loss due to Supplier's negligence or willful misconduct.

VI. WARRANTIES

A. Product Warranties. The warranty for each Product purchased pursuant to this Agreement is set forth in Exhibit G to this Agreement.

B. Services Warranty. Supplier represents and warrants that its employees, agents, and representatives have the skills and qualifications necessary to perform Services under this Agreement, in a timely, competent, first class, and professional manner in accordance with the highest industry standards and all applicable governmental requirements, laws, ordinances, rules, and regulations, and that Supplier is able to fulfill the technical service requirements and all other services requirements of this Agreement.

C. Manufacturers' Warranties. Supplier shall provide to Broadlane copies of all warranties for Products Supplier receives from its vendors and all manufacturers' warranties. Supplier assigns to Broadlane and to the Members all vendors' and manufacturers' warranties and rights of action under these warranties and authorizes Broadlane and Members to enforce these warranties.

D. Warranties Cumulative. The warranties provided under this Agreement are cumulative and apply to any replacement or modification of Products by Supplier or its employees, agent or agents, or representatives, and these warranties are	in addition to any warranties provided at law or in equity.

VII. MISCELLANEOUS

A. Governing Law and Venue. This Agreement must be construed and its performance enforced under Texas law. The parties agree to be subject to personal jurisdiction in and consent to service of process in the State of Texas, except where an individual suit may involve Supplier and a Member, in which case Supplier consents to the personal jurisdiction and service of process in the state or commonwealth where the Member is domiciled. This section survives expiration or other termination of this Agreement.

B. Third Party Beneficiary. This Agreement is entered into by Broadlane for the express, intended benefit of Members and Broadlane. Each Member is an intended third party beneficiary of this Agreement. Each Member may enforce the terms and provisions of this Agreement that affect that Member.

C. Binding Effect Upon Successors. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.

D. Assignment. Neither party may assign, subcontract, delegate, or otherwise transfer this Agreement or any of its rights or obligations under this Agreement (other than to a subsidiary or parent company of a party owning greater than 50% of that party) nor may it contract with third parties to perform any of its obligations.

E. No Waiver. The waiver of any breach of any term or condition of this Agreement does not waive any other breach of that term or condition or of any other term or condition unless agreed to in a writing signed by both parties.

F. Severability. If any part of this Agreement is for any reason found to unenforceable, the unenforceable provision is reformed to conform to the law and all other parts of this Agreement nevertheless remain enforceable.

G. Headings. The descriptive headings of the sections of this agreement are inserted for convenience only and do not control or affect the meaning or construction of any section.

H. Controlling Terms. No term or condition of Supplier's invoice or Member's purchase order may add to, subtract from, modify in any way, or conflict with the terms of this Agreement, and the terms of this Agreement will control. If there is a conflict of terms between Exhibit C to this Agreement (return policy) or Exhibit G to this Agreement (warranties) and any other provision of this Agreement, the other provisions of this Agreement will control.

I. Notices. Any notice required to be given under this Agreement must be in writing, postage and delivery charges pre-paid, and may be sent by facsimile, hand delivery, overnight mail service, first-class mail, or certified mail with return receipt requested to Broadlane or Supplier at the addresses and facsimile numbers set forth below. Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this section. Notices under this Agreement are deemed to have been given, and are effective upon, actual receipt by the other party or, if mailed, upon the earlier of the fifth day after mailing or actual receipt by the other party.

If to Broadlane: Broadlane, Inc.
And: Broadlane, Inc.
            13727 Noel Road, Suite 1400
            Dallas, Texas 75240
            Attn: Operations Counsel
            Fax: 972.813.7939

If to Supplier: DiaSys Corporation
            81 West Main Street
            Waterbury, CT 06702-2115
            Attn: Todd M. DeMatteo, Pres.
            Fax: 203.755.5083

J. Publicity. Supplier may not, without the prior written consent of Broadlane, use in advertising, publicity, or otherwise the names, trade names, trademarks, service marks, trade dress, or logos of Broadlane, Inc., and Broadlane Members, or refer to the existence of this Agreement in any press releases, advertising, or materials distributed to prospective customers or other third parties.
13727 Noel Road, Suite 1400 Dallas, Texas 75240 Attn: Lab & Lab Equipment Contracting Fax: 972.813.8651

EXHIBIT F

STANDARD TERMS AND CONDITIONS - LAB & LAB EQUIPMENT

A. Lot Sequestering. Upon any Member's request, Supplier shall sequester specified lots of reagents and controls at no additional charge. Supplier shall not charge Members any fee or cost for sequestered Products the Member does not order.

B. Fill Rate. Supplier shall provide Products with a fill rate not less than 95%.

C. Return of Products. Regardless of the Return of Goods section in Exhibit C and section 4.4.4 of the Agreement, supplier shall not charge any restocking fee and Supplier shall pay all return shipping costs unless the Member ordered the product in error.

D. Acceptance. A Member has 430 days after delivery of a Product that is an instrument ("Instrument") to inspect before it is deemed accepted. A Member has 10 days after delivery of any other Product before it is deemed accepted. If the Member does not accept the Instrument, then Supplier shall remove it at no charge to Member.

E. Product Notices. Supplier shall send all Product notices, as well as notices of any other changes affecting the Product and notices of new Product, to each Member with copies to Broadlane. Supplier shall send written notice to all Members and Broadlane not more than 24 hours after Supplier learns of any Product notice that may adversely affect the health or well being of any user of Product.

*F. Property Tax. The party with title to the Product shall pay any property tax. Supplier shall reimburse any Member for property tax the Member pays on Products owned by Supplier.

*G. Pricing of Instruments. Prices of instruments listed on Exhibit A include the cost of quality assurance and performance testing performed by Supplier.	*H. Correlation Study. At Member's request, at no additional charge, and in accordance with National Committee for Clinical Laboratory Standards, Supplier and Member shall jointly perform correlation studies at Member's site during installation of any Instrument. Supplier shall perform a minimum of 20 and a maximum of 100 tests per testing analyte as requested by member.

*I. Downtime. Except for warranty repairs or replacement or damage to instrument caused by the Member's improper use, negligence or will acts, all Instruments must have less than four hours per quarter of downtime ("Downtime"). If the Instrument ahs more downtime, then Supplier shall extend the warranty at no charge to Member by two days for every one day of excess Downtime.

*J. Service Response Time. Supplier shall provide qualified technical support over the phone within 24 hours of a Member's request. If Supplier fails to achieve an average response time under 24 hours, then, quarterly, Supplier must extend the warranty by one month at no additional charge.

*K. Clinical Site Preparation. If an Instrument fails to perform to its specifications due to failure of the clinical site preparation, but the site was prepared according to Supplier's recommendations, then Supplier shall pay to modify the site so that the Instrument performs to specification.

*L. In-Service Training. Supplier shall provide on-site training for a reasonable number of Member's personnel for all Instruments during the in-service installation at no additional charge. Supplier shall provide complete operator and user service manuals for all instruments. *These sections apply only if Instruments are sold.

EXHIBIT G

SUPPLIER'S PRODUCT WARRANTIES, WARRANTY SERVICE, and NO DISRUPTION IN
USE OF PRODUCTS

I. SUPPLIER'S PRODUCT WARRANTIES

A. Supplier warrants that (i) Products shall be free of defects in, workmanship, equipment and material for one (1) year from the date of installation by Member; and (ii) that for twelve (12) months following the date of installation of Products that Products shall perform the functions and conform to the specifications described in the Documentation (and any other published Product specifications and the specifications attached as Exhibit B.1.)

B. Supplier warrants that Products and Services shall conform in all respects both in the manufacture and use thereof, with all applicable laws, rules, regulations and safety orders of the city, county, and state where Products are used and Services performed.

C. Supplier warrants that is has good and merchantable title to the Products and that the Products are free and clear of all liens and encumbrances. Supplier shall defend, indemnify, and hold Broadlane and each Member harmless against claims of third parties under this Section, including, without limitation, reasonable attorneys' fees.

D. Except as stated in this warranty, all guarantees, warranties, conditions and representations, including, but not limited to implied warranties of merchantability and fitness for a particular purpose, are excluded.

II. SUPPLIER'S WARRANTY SERVICE

Member shall notify Supplier of any Product that fails Warranty. After an effort to telephonically troubleshoot the defect or non-conformity, Supplier shall promptly issue Member a Return Material Authorization ("RMA") number. Member shall return such Product to Supplier with the following information: (i) the name and address of Member; (ii) name and telefax number of the Member's employee to contact with questions concerning Product; (iii) a description of the Product defect or non-conformity, if known, and (iv) a description of any remedial measures taken in the field by Member to repair such Product. If the Product is under Warranty and is defective or non-conforming in any way, Supplier shall bear all costs associated with the repair or replacement of the defective unit and all shipping from and to Member.

If Product requires service beyond the Warranty Period, Member may elect to return Product to Supplier for service. Member shall pay all costs associated with the repair or replacement at its option, of Product and all shipping costs from and to Member. Member may elect to repair any Product that is out-of-warranty using its own qualified internal Bio-Medical Engineer and technical support, or Member may acquire such service through an independent third party.

III. NO DISRUPTION IN USE OF PRODUCTS

Supplier acknowledges that Members are providers of health care services; that Members' use of Products will be helpful and useful to the business operations of Members and the health and safety of Members' patients. Supplier warrants and represents that Supplier shall not at any time during the Term, and thereafter, render Products unusable or inoperable, or in any way deliberately take actions to interfere with the operation of Products or Members' businesses. Notwithstanding any other provisions of this Agreement, if Supplier takes any actions set forth in this section, Supplier shall be liable for an indemnify Broadlane and Members for all liabilities, claims, losses, damages and expenses, including, but not limited to reasonable attorneys' fees, arising from the acts or omissions of Supplier and its agents.

WARRANTY OBLIGATION: If any Workstation Product or component thereof or consumable Product is found to be defective under the applicable warranty and warranty period, then Supplier shall, at its option and expense, promptly repair or replace the defective Workstation, component, or consumable with one that conforms to warranty.

LIMITATION: All warranties stated herein are void if any party fails to maintain electrical power and environmental conditions described in Supplier's published specifications or instructions for Workstation Products, or if the Workstation Products or consumable Products have been subject to any unauthorized modification or use, accident, neglect, misuse, use of unauthorized product, software, or medial, tampering, or any event other than ordinary and/or authorized use.

IMPLIED WARRANTY: Except as stated herein, all guarantees, warranties, conditions, and representations, either express or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose, are expressly excluded.